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                                                                    EXHIBIT 99.1

Allen C. Porter, Jr.
Chief Executive Officer
(337) 367-8291

FOR IMMEDIATE RELEASE
Thursday August 15, 2002

                           UNIFAB INTERNATIONAL, INC.
                           REPORTS MIDLAND INVESTMENT

New Iberia, LA - (Business Wire) - August 15, 2002-- UNIFAB International, Inc. (NASDAQSC: UFAB) (the "Company") today reported completion of the investment and recapitalization transaction with Midland Fabricators and Process Systems, LLC. Under the terms of the agreement, Midland has received 738 shares of Unifab preferred stock and a convertible, secured subordinated debenture in exchange for $20.6 million outstanding under the Company's senior secured credit agreement. Each share of the preferred stock is convertible into 100,000 shares the Company's common stock. The debenture, valued at $10.6 million, is convertible into the Company's common stock at $0.35 per share. Additionally, Midland settled accounts payable with a face value of $5.6 million for a secured subordinated note for $4.7 million and exchanged $2.1 million advanced under the senior secured credit agreement for a secured subordinated note. In conjunction with the transaction, Midland waived all existing defaults under the senior secured credit facility and $680,000 in penalties due.

"This transaction demonstrates the confidence that Midland has in our ability to turn Unifab around and return the operations to profitability," said Allen C. Porter, Jr. who was appointed Chief Executive Officer of the Company and President of Allen Process Systems, LLC. Bill Downey was appointed Chief Operating Officer of the Company and President of Universal Fabricators, LLC. Said Porter, "We have significantly strengthened our balance sheet by adding nearly $12 million to our equity and improving our working capital nearly $30 million. By reclassifying all our remaining debt to noncurrent, we have established a high degree of financial stability. In the last year our customers were reluctant to give us work because of the uncertainty of our financial position. But that is no longer an issue. The quality and expertise of the people at the Company has never been an issue, and every one of our employees is looking forward to putting us back on the map. I am excited about the prospects and the challenge."

"By adding Bill Downey as Chief Operating Officer for the Company and as President of Universal Fabricators, LLC. we have an outstanding management foundation that is experienced and well known in the industry. I could not have found anyone I would rather work with to build this company."

UNIFAB International, Inc. is a custom fabricator of topside facilities, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems, refurbishes and retrofits existing jackets and decks, provides design, repair, refurbishment and conversion services for oil and gas drilling rigs and performs offshore piping hook-up and platform maintenance services.

Statements made in this news release regarding UNIFAB's expectations as to future operations of the Company and other statements included herein that are not statements of historical fact are forward-looking statements that depend upon the following factors, among others: continued demand for the services provided by UNIFAB, availability of skilled employees. Should any of these factors not continue as anticipated, actual results and plans could differ materially from those expressed in the forward-looking statements.

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The following table compares certain captions on the Unifab International, Inc.
balance sheet and amounts derived from those captions at December 31, 2001 as reported in the Company's Annual Report on Form 10-K and at June 30, 2002 as reported in the Company's Quarterly Report on Form 10-Q with the pro forma amounts reported in the Company's current report on Form 8-K.


                                December 31, 2001       June 30, 2002       June 30, 2002
                                   As reported           As reported          Pro forma
                            ------------------------------------------------------------------
                                                 (Amounts are in thousands)
Cash                                $      754           $        636         $        636
Current assets                          28,439                 16,672               15,997
Total assets                            63,207                 49,527               48,852
Current liabilities                     43,952                 35,991                6,222
Working capital (deficit)              (15,513)               (19,319)               9,775
Current notes payable                   23,246                 22,652                  292
Shareholders' equity                $   19,133           $     13,536         $     25,130
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